Exhibit 10.78

Addendum to Change Order Form # 8

Change order under Agreement dated:  the Development and Clinical Supplies Agreement dated June 19, 2009, as amended by the Amendment dated as of December 31, 2009, the Second Amendment dated as of September 16, 2010, the Third Amendment dated as of September 29, 2010 and the Fourth Amendment dated March 2, 2011 (the “Agreement”).

Between:  Radius Health, Inc and 3M

Project Name:  For the development of Radius’s BA-058 compound delivered via 3M’s Microstructured Transdermal Delivery System

Change requested by:  Radius

Name:  Maria Grunwald and Gary Hattersley

Company:  3M

Date:  20 July 2011, Addendum 12 August 2011

Description of change:

As per Change Order #8, Radius has requested 3M manufacture 420 patches for an additional clinical study Radius wishes to conduct. An additional 12 patches are required per the addendum for visual inspection at time of release.  The product strength is [*]mcg/array.

Planned Usage	Number of Patches
Clinical study supplies	[*]
Release testing	[*] + 12 (visual inspection)
Retains	[*]
Stability	[*]
Customer retains	0
Total Quantity	420 + 12 = 432

The addendum to change order 8 is estimated to add 58 additional hours including, but not limited to visual examination of returned arrays and residual drug content analysis on [*] arrays.

Except to the extent expressly amended by this Change Order, the terms and conditions of the Agreement remain in full force and effect.  The term “Agreement”, as used in the Agreement, shall henceforth be deemed to be a reference to the Agreement as amended by this Change Order.

* Confidential Treatment Requested by the Registrant.  Redacted Portion Filed Separately with the Commission.

Requested task, dates and costs are approved by:

Company: Radius Health, Inc		Company: 3M
Name: Nick Harvey		Name: Mary Mathisen
Signature:	/s/Nick Harvey	Signature:	/ Mary Mathisen
Position: CFO		Position: Commercialization Mgr
Date (dd/mm/yy): August 12, 2011		Date (dd/mm/yy): 16 August 2011